EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-61180, No. 333-61160, No. 333-145771, No. 333-168871, No. 333-204163, and No. 333-226758) on Form S-8 of GlobalSCAPE, Inc., of our reports dated March 18, 2019, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K of GlobalSCAPE, Inc. for the year ended December 31, 2018.

/s/ WEAVER AND TIDWELL LLP
Austin, Texas
March 18, 2019